Exhibit 10.7

Notice of 2023 and 2024 IAC Restricted Stock Unit Award
Granted Under the 2018 Stock and Annual Incentive Plan

Award Recipient:	[NAME]
Award:
[NUMBER] IAC restricted stock units ("RSUs") under the 2018 Stock and Annual Incentive Plan (the "2018 Plan").

Capitalized terms used (but not defined) in this Award Notice shall have the meanings set forth in the 2018 Plan.

Award Date:	[DATE]
Vesting Schedule:	Subject to: (i) the Terms and Conditions for your Award and the 2018 Plan, and (ii) your continued employment with IAC or any of its Subsidiaries, your Award shall, subject to the provisions of the 2018 Plan, vest as determined by the Committee.(1)
Impact of Termination of Employment:
Except as set forth in the Terms and Conditions for your Award, upon any termination of your employment with IAC or any of its Subsidiaries for any reason, any unvested portion of your Award shall be forfeited and canceled in its entirety effective immediately upon such termination of employment.

If: (i) your employment is terminated for Cause or if you resign in anticipation of being terminated for Cause or (ii) following any termination of your employment for any reason, IAC becomes aware that during the two (2) years prior to such termination of employment there was an event or circumstance that constituted fraud (financial or otherwise) or would have been grounds for termination for Cause that caused or is reasonably likely to cause meaningful damage (economic, reputational or otherwise) to IAC and/or any of its Subsidiaries (the “Underlying Event”) (and which would not have been curable upon notice), then: (i) your Award, if then unvested, shall be forfeited and canceled in its entirety and (ii) if a portion of your Award will have vested after the Underlying Event, then IAC shall be entitled to recover from you at any time within two (2) years after such vesting, and you shall pay over to IAC, any amounts realized as a result of such vesting. This remedy shall be without prejudice to, or waiver of, any other remedies IAC and/or its Subsidiaries may have in such event.

Change in Control:	Upon a Termination of Employment in your case during the two (2) year period following a Change in Control of IAC other than for Cause or Disability or by you for Good Reason, the vesting of 100% of the RSUs shall be accelerated as of the date of such termination or resignation.
Dividend Rights:	No cash dividends will be paid on RSUs (or on the shares of Common Stock underlying the RSUs). Stock dividends, distributions and extraordinary, significant non-recurring cash dividends may result in an adjustment to the number of RSUs, as determined by the Compensation and Human Resources Committee of the IAC Board of Directors (or as otherwise provided by the Plan).
Form of Payout:	Vested RSUs held by employees in the United States are settled in the form of shares of Common Stock.
Withholding Taxes:	Upon vesting, RSUs are settled net of amounts necessary to cover withholding taxes, with shares of Common Stock withheld from vested awards for employees in the United States and cash withheld from vested awards for employees outside the United States.
Award Not An Employment Contract:	Your Award is not an employment or service contract. Nothing in this Award Notice or the 2018 Plan shall confer upon you any right to continue in the service of IAC or any of its Subsidiaries, nor shall the award of your RSUs interfere in any way with the rights of IAC or any of its Subsidiaries to terminate your service at any time, with or without Cause.
Terms and Conditions:
Your RSU award is subject to the related Terms and Conditions and to the 2018 Plan, which are incorporated herein by reference.

You have been furnished with copies of these documents in connection with your receipt of this Award. You may also obtain copies of these documents from IAC’s human resources department.

Without a complete review of these documents, you will not have a full understanding of all the material terms of your RSU award.

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(1) Vesting terms shall be determined by the Committee, with the vesting of IAC RSUs granted/to be granted in 2023 (“2023 IAC RSUs”) and 2024 (“2024 IAC RSUs”) generally vesting in equal annual installments over four years on the anniversary of the grant date or, if the award recipient holds IAC RSUs that cliff vest in 2025, vesting in installments of 25%, 0%, 50% and 25% over four years on the anniversary of the grant date. IAC’s Chief Financial and Chief Operating Officer (vesting in installments of 37.5%, 37.5%, 12.5% and 12.5% over four years on the anniversary of the grant date for the 2023 IAC RSUs and vesting installments of 0%, 50%, 0% and 50% over four years on the anniversary of the grant date for the 2024 IAC RSUs) , Chief Legal Officer (vesting in installments of 25%, 0%, 50% and 25% over four years on the anniversary of the grant date for the 2023 IAC RSUs and vesting installments of 0%, 33%, 33% and 33% over four years on the anniversary of the grant date for the 2024 IAC RSUs ) and prior Chief Accounting Officer (vesting in one lump sum installment on the first anniversary of the grant date) received IAC RSUs in February 2023 and/or February 2024.

Terms and Conditions for 2023 and 2024 IAC Restricted Stock Unit Award
Granted Under the 2018 Stock and Annual Incentive Plan

Overview

These Terms and Conditions apply to your 2023 or 2024 award of restricted stock units (the “Award”) granted pursuant to Section 7 of the IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan (the “2018 Plan”). You were notified of your Award by way of an award notice (the “Award Notice”).

ALL CAPITALIZED TERMS USED HEREIN, TO THE EXTENT NOT DEFINED, SHALL HAVE THE MEANINGS SET FORTH IN 2018 PLAN.

Continuous Service

In order for your Award to vest, you must be continuously employed by IAC or any of its Subsidiaries during the Restriction Period (as defined below). Nothing in your Award Notice, these Terms and Conditions or the 2018 Plan shall confer upon you any right to continue in the employ or service of IAC or any of its Subsidiaries or interfere in any way with their rights to terminate your employment or service at any time.

Vesting

Subject to these Terms and Conditions and the 2018 Plan, the RSUs in respect of your Award shall vest and no longer be subject to any restriction (such period during which such restriction applies is the “Restriction Period”) as specified in your Award Notice.

Termination of Employment

Except as set forth below, upon any termination of your employment with IAC or any of its Subsidiaries during the Restriction Period for any reason, any unvested portion of your Award shall be forfeited and canceled in its entirety effective immediately upon such termination of employment.

If: (i) your employment is terminated for Cause or if you resign in anticipation of being terminated for Cause or (ii) following any termination of your employment for any reason, IAC becomes aware that during the two (2) years prior to such termination of employment there was an event or circumstance that constituted fraud (financial or otherwise) or would have been grounds for termination for Cause that caused or is reasonably likely to cause meaningful damage (economic, reputational or otherwise) to IAC and/or any of its Subsidiaries (the “Underlying Event”) (and which would not have been curable upon notice), then: (a) your Award, if then unvested, shall be forfeited and canceled in its entirety and (b) if a portion of your Award will have vested after the Underlying Event, then IAC shall be entitled to recover from you at any time within two (2) years after such vesting, and you shall pay over to IAC, any amounts realized as a result of such vesting. This remedy shall be without prejudice to, or waiver of, any other remedies IAC and/or its Subsidiaries may have in such event.

Settlement

Subject to your satisfaction of the tax obligations described immediately below under “Taxes and Withholding,” as soon as practicable after any RSUs in respect of your Award have vested and are no longer subject to the Restriction Period, such RSUs shall be settled. For each RSU settled, IAC shall issue one share of Common Stock for each RSU vesting. Notwithstanding the foregoing, IAC shall be entitled to hold the shares issuable to you upon settlement of all RSUs that have vested until IAC or the agent selected by IAC to administer the 2018 Plan (the “Agent”) has received from you: (i) a duly executed Form W-8 or W-9, as applicable, or (ii) payment for all applicable taxes of any kind required by law to be withheld with respect to such RSUs.

Taxes and Withholding

No later than the date as of which an amount in respect of any RSUs first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes, IAC shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign income or employment or other taxes of any kind required by law to be withheld from such gross amount due to you, including by way of deducting shares of Common Stock or cash that would otherwise be issued upon settlement of the RSUs that gives rise to the withholding requirement. In the event that shares of Common Stock are deducted to cover tax withholdings, the number of shares withheld shall generally have a Fair Market Value equal to the aggregate amount of IAC’s withholding obligation. If the event that any such deduction and/or withholding is prohibited by law, or IAC determines not to deduct cash or shares of Common Stock for taxes due upon the settlement of the RSUs, you shall, prior to or contemporaneously with the vesting or your RSUs, pay to IAC (or make arrangements satisfactory to IAC regarding the payment of) any federal, state, local or foreign taxes of any kind required by law to be withheld in connection with the vesting and settlement of the RSUs.

Adjustment in the Event of Change in Stock; Change in Control

Adjustment in the Event of Change in Stock. In the event of a Share Change, the Committee or the Board shall, in their respective sole discretion, make such substitutions or adjustments as it deems appropriate and equitable to the number of RSUs underlying your Award and the number and kind of shares of Common Stock underlying such RSUs. In the event of a Corporate Transaction, the Committee or the Board may, in its sole discretion, make such substitutions or adjustments as it deems appropriate and equitable to the number of RSUs underlying your Award and the number and kind of shares of Common Stock underlying such RSUs. The determination of the Committee or the Board, as applicable, regarding any such adjustments will be final and conclusive and need not be the same for all RSU award recipients.

Change in Control. The vesting of your Award will not be accelerated upon a Change in Control of IAC. However, in the event that you cease to be employed within the two (2) year period following a Change in Control of IAC as a result of: (i) a termination without Cause or (ii) your resignation for Good Reason, then 100% of your Award shall vest in one lump sum installment as of the date of such event. The Disaffiliation of the IAC business or Subsidiary by which you are employed or for which you are performing substantially all of your services at the time of such Disaffiliation and that results in a termination of your employment with IAC and all of its Subsidiaries shall be considered a Termination of Employment without Cause (not a Change in Control of IAC) and shall be governed by the applicable provisions of the 2018 Plan and the provision set forth under the caption “Termination of Employment” above; provided, however, that the Committee or the Board, as applicable, may, in their respective sole discretion, deem it appropriate to make an equitable adjustment to the number of RSUs and the number and kind of shares of Common Stock underlying the RSUs underlying your Award at such time.

Non-Transferability of the RSUs

Until such time as your RSUs are ultimately settled, they shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

No Rights as a Stockholder

Except as otherwise specifically provided in the 2018 Plan, unless and until your RSUs are settled, you shall not be entitled to any rights of a holder of shares of Common Stock with respect to the RSUs (including the right to vote the shares of Common Stock underlying your RSUs and the right to receive dividends).

Other Restrictions

The RSUs shall be subject to the requirement that, if at any time the Committee or the Board, as applicable, shall determine that: (i) the listing, registration or qualification of the shares of Common Stock underlying the RSUs upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, is necessary or desirable as a condition of (or in connection with) the delivery of such shares of Common Stock upon the vesting and settlement of the RSUs, then in any such event, the award of RSUs shall not be effective unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or Board, as applicable.

Conflicts and Interpretation

In the event of any conflict between these Terms and Conditions and the 2018 Plan, the 2018 Plan shall control; provided, however, that an action or provision that is permissive under the terms of the 2018 Plan (but required under these Terms and Conditions) shall not be deemed a conflict and these Terms and Conditions shall control. In the event of any ambiguity in these Terms and Conditions, or any matter(s) as to which these Terms and Conditions are silent, the 2018 Plan shall govern, including, without limitation, the provisions thereof pursuant to which the Committee or the Board, as applicable, has the power, among other things, to: (i) interpret the 2018 Plan, (ii) prescribe, amend and rescind rules and regulations relating to the 2018 Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the 2018 Plan. In the event of any: (i) conflict between your Award Notice (or any other information given to directly or indirectly through the Agent (including information posted on the Agent’s online stock plan administration platform)) and IAC’s books and records, or (ii) ambiguity in the Award Notice (or any other information given to you directly or indirectly through the Agent (including information posted on the Agent’s online stock plan administration platform)), IAC’s books and records shall control.

Amendment

IAC may modify, amend or waive the terms of your RSUs, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

Data Protection
The acceptance of your RSUs constitutes your acknowledgement that your employing company may release, from time to time, to IAC or any of its Subsidiaries or Affiliates and to the Agent (together, the “Relevant Companies”) personal or professional data that is necessary or desirable for the administration of your RSUs and/or the 2018 Plan (the “Relevant Information”). Without limiting the above, you acknowledge that your employing company may collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your RSUs and/or the 2018 Plan and/or to implement or structure any further grants of equity awards (if any). The acceptance of your RSUs also constitutes your acknowledgement of the transfer of the Relevant Information to any jurisdiction in which IAC, the IAC business or Subsidiary by which you are employed or the Agent considers appropriate. You shall have access to, and the right to correct, the Relevant Information, which will only be used as permitted by applicable law.

Section 409A of the Code

Your Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”). Notwithstanding the foregoing, to the extent your Award is subject to Section 409A, to the maximum extent permitted, your Award shall be interpreted and administered to be in compliance therewith. Accordingly, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, if: (i) any amounts or benefits payable in respect of your Award are payable upon a termination of employment and (ii) if you are a “Specified Employee” (as defined under Section 409A) as of the date of your termination of employment, then such amounts or benefits (if any) shall be paid or provided to you in a single lump sum on the earlier of: (x) the first day of the seventh month following your termination of employment or (y) your death.

In no event shall IAC be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to you in respect of your Award.